EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-3

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc. 4000 Horizon Way Irving, Texas 75063	New York, New York May 22, 2007

Credit Suisse Securities (USA) LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-3 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2007-3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the “Mortgage Pool”) of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of May 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $225,320,315 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in  Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

				Required Ratings
Class	Class Principal Balance	Pass-Through Rate	Class Purchase Price Percentage	Fitch	S&P
Class A-1	$50,000,000	6.0000000000%	99.828125000%	AAA	AAA
Class A-2	$128,000,000	6.0000000000%	99.828125000%	AAA	AAA
Class-A-3	$12,063,000	6.0000000000%	99.828125000%	AAA	AAA
Class A-4	$20,116,900	6.0000000000%	99.828125000%	AAA	AAA
Class A-5	$6,787,000	6.0000000000%	99.828125000%	AAA	AAA
Class A-R	$100	6.0000000000%	99.828125000%	AAA	AAA

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Each of the Underwriters agrees, severally and not jointly, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Class	Credit Suisse Securities (USA) LLC
Class A-1	$50,000,000
Class A-2	$128,000,000
Class-A-3	$12,063,000
Class A-4	$20,116,900
Class A-5	$6,787,000
Class A-R	$100

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, May 30, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies (“S&P”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name: Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By: Name: Alfred Chang Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By: Name: Terry McCoy Title: Executive Vice President